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EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Barry Sloane
Chairman of the Board & CEO
Newtek Capital, Inc.
212-826-9022
bsloane@newtekcapital.com

        NEWTEK CAPITAL, INC. RECEIVES AN INVESTMENT FROM SUBSIDIARIES OF AMERICAN INTERNATIONAL GROUP, INC. AND OTHER INSURANCE COMPANIES

New York, N.Y., April 10, 2002 - Newtek Capital, Inc. ("Newtek Capital") (AMEX:
NKC), a provider of financial and business services to small business customers and a specialist in acquiring, developing and operating early stage high growth businesses, announced today that a subsidiary of American International Group, Inc. ("AIG") has purchased a stake in Newtek Capital. In addition, American Family Mutual Life Insurance Company, three subsidiaries of AIG, and three other insurance companies, which are named in Newtek Capital's Form 8 K filing, have agreed to convert their ownership of warrants in Newtek Capital's subsidiaries into Newtek Capital stock.

Terms of the deals were not disclosed, but as a result of the purchase and exchange transactions, subsidiaries of AIG own 4.3% of Newtek Capital's outstanding stock. The exchange of warrants is part of a broader initiative of Newtek Capital to allow its participants in Newtek Capital's certified capital company ("CAPCO") programs to convert their equity in the CAPCOs into Newtek Capital's AMEX-traded stock.

See Newtek Capital's Form 8 K filing with the Securities and Exchange Commission at www.sec.org for further details.

Newtek Capital plans to use the cash proceeds to expand its business development operations.

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of eight CAPCOs in four states. Since 1998, Newtek Capital has raised more than $119 million of certified capital and has made investments in 44 companies, 11 majority-owned or primarily controlled partner companies and investments in 33 other businesses. Newtek Capital's portfolio of partner companies includes Transworld Business Brokers, Inc., Direct Creations, LLC, Starphire Technologies, LLC, NicheDirectories, LLC, Group Management Technologies, LLC, Harvest Strategies, LLC, and Universal Processing Services, LLC. Newtek Capital recently completed its acquisition of Exponential Business Development Company, Inc., operating a CAPCO in New York State, and announced that it has signed a letter of intent to acquire Comcap Holdings Corp. and its principal operating subsidiary, Commercial Capital Corporation, a nationwide small business lending company that is authorized to conduct US Small Business Administration lending in 50 states. Newtek Capital operates as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and results, and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the economy generally and in the core businesses of our partner companies.